UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

May 12, 2023
Date of Report (Date of earliest event reported)

DENTSPLY SIRONA Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-16211		39-1434669
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

13320 Ballantyne Corporate Place,	Charlotte	North Carolina	28277-3607
(Address of Principal Executive Offices)			(Zip Code)
(844) 848-0137
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	XRAY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 12, 2023, DENTSPLY SIRONA Inc. (the “Company”) entered into a five-year senior unsecured multicurrency revolving facility (the “Facility”) pursuant to a Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, Bank of America, N.A., Commerzbank AG, New York Branch, PNC Bank, National Association, TD Bank, N.A., Truist Bank and Wells Fargo Bank, National Association as Co-Documentation Agents, JPMorgan Chase Bank, N.A., and Citibank N.A., as Joint Bookrunners and Joint Leader Arrangers, and the lenders party thereto, for an aggregate principal amount of $700 million, that expires on May 12, 2028. The Facility replaces the existing $700 million five-year senior unsecured multicurrency revolving facility that was scheduled to expire on July 26, 2024 (the “Existing Facility”). The proceeds of the Credit Agreement will be used for working capital from time to time and other general corporate purposes.

As set forth in the Credit Agreement, any Revolving Loans (as defined in the Credit Agreement) will bear interest at an amount equal to a rate calculated based on the type of borrowing and the Company’s credit rating from Moody’s or S&P at such time.

The Credit Agreement contains covenants that, among other things, restrict the ability of the Company and its subsidiaries, without the approval of the lenders, to engage in mergers, consolidations and asset sales, or to incur liens, and covenants that limit the Company’s subsidiaries from incurring further debt, without the approval of the lenders, in each case, as set forth in the Credit Agreement. The Credit Agreement also contains financial covenants that require the Company to maintain a leverage ratio and interest coverage ratio as per the levels prescribed in the Credit Agreement, each of which are consistent with the corresponding terms under the Existing Facility. Upon the occurrence of certain financial or economic events, significant corporate events or certain other events constituting an event of default under the Credit Agreement, all loans outstanding under the Facility (including accrued interest and fees payable thereunder) may be declared immediately due and payable and all commitments under the Facility may be terminated.

Certain of the lenders and agents and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking, commercial banking and other services for the Company and its affiliates, for which they received or will receive customary fees and expenses.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, which has been filed as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

10.1	Credit Agreement, dated as of May 12, 2023, among DENTSPLY SIRONA Inc., JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, Bank of America, N.A., Commerzbank AG, New York Branch, PNC Bank, National Association, TD Bank, N.A., Truist Bank and Wells Fargo Bank, National Association as Co-Documentation Agents, JPMorgan Chase Bank, N.A., and Citibank N.A., as Joint Bookrunners and Joint Leader Arrangers, and the several lenders party thereto
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

            DENTSPLY SIRONA Inc.

By:	/s/ Richard C. Rosenzweig
Richard C. Rosenzweig
Senior Vice President, Corporate Development,
General Counsel and Secretary

Date: March 12, 2023